EXHIBIT 99.1

                                                                  puraDYN [LOGO]

          MAJOR OIL FIELD SUPPLY COMPANY BORES THROUGH HIGH COST OF OIL
     - Entire U.S. fleet of 600+ to be retrofit over the coming months with
                       PURADYN(R)oil filtration system -

BOYNTON BEACH, FL - [October 30, 2007] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI) today announced that initial orders have been placed for the PURADYN(R) oil filtration system by one of the largest global providers of innovative mechanical solutions, technology, and services for the oil and gas industry.

A spokesperson for the customer stated the plan is to have PURADYN systems installed on the entire fleet of over 600 pieces of equipment in the U.S., consisting mainly of compressors, generators, pumps, light towers and other equipment used in oil well drilling service support, over the coming months. Foreign installations will be considered later. The reputation of this customer and the fact that it is installing PURADYN systems without lengthy evaluation will greatly enhance the Company's sales opportunities.

According to Wayne Clifton, Director of Sales, Puradyn, "This customer is installing the PURADYN system to reduce its operating costs and increase the life of their equipment. The conditions under which its equipment is used is extremely harsh and extremely demanding; for the most part situated in remote locations and, in some instances, operating on a continuous 24/7 basis."

Mr. Clifton went on to say, "Due to these types of conditions, the payback on investment of the PURADYN system is relatively short, anywhere from 6 to 8 months. The new program under which the PURADYN systems are now being used allows this customer to modify its maintenance program to better fit manpower, resources, and logistical operations. In other words, given the remote locations they have to deal with, at times it's physically difficult to reach some of the equipment. By safely extending service intervals, which we're able to do, this provides better overall performance of the equipment and their service teams now have the added benefit of less downtime on each piece of equipment, allowing more time at each location to perform other service and repairs."

Joseph V. Vittoria, Chairman and CEO, Puradyn, said, "As demonstrated by this application and others now being negotiated, the PURADYN oil filtration system can help to significantly reduce the approximate 2 billion gallons of lube and hydraulic oil consumed in the U. S. each year. Of this massive amount, approximately 1.5 billion gallons are used for motor oil, automotive transmission fluid and gear oil with another 0.53 billion gallons per year used for hydraulic, turbine, and gear oils, heavy-duty equipment and metal working fluid.

"In October, the price of oil touched or surpassed $90 and $100 per barrel no longer seems extreme.

"While this is not good news for the economy, it has opened up a number of new opportunities for alternative technologies, such as bypass oil filtration, a process that cleans oil within the engine while the equipment is running, removing solid particulates to below one micron and replenishing the oil's base additives consumed through normal use. When oil is kept clean and additives are replenished, it eliminates the necessity of changing oil. As a result, we're now receiving a number of calls from major companies interested in finding out how to conserve oil while at the same time run a more efficient fleet and save money."

Mr. Vittoria concluded, "Given the massive amounts of oil consumed by the U.S. for automotive and industrial purposes, we know our technology can safely extend oil drain intervals by two to three times or more, depending upon the individual requirements. Clearly, this cuts the demand for lube oil at least in half and is the responsible thing to do with regard to conserving our resources and reducing our dependency on foreign oil."

ABOUT PURADYN FILTER TECHNOLOGIES INCORPORATED
----------------------------------------------
Puradyn (OTCBB: PFTI) designs, manufactures and markets the PURADYN(R) Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry. Puradyn equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS' NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:
Kathryn Morris, Director, Corporate Communications
(T) 561 547 9499, x 226
investor-relations@puradyn.com / http://www.puradyn.com